October 13, 1999

Mr. Frederic M. Poses
1125 Park Avenue
New York, NY  10128

Dear Mr. Poses:

This letter will set forth the agreement between yourself and American Standard Companies Inc., relative to your employment with the Company.

The term of your employment will begin January 1, 2000, and will continue for a five-year period with automatic one-year renewals thereafter unless either you or the Company notifies the other that the term is not to renew. Such notice of non-renewal is to be given at least 12 months before scheduled expiration. Notwithstanding the foregoing, the Company retains the right to terminate you with or without cause at any time subject to satisfaction of its payment obligations to you under the existing severance plan of the Company; provided that, any payment obligation to you shall be conditioned upon your execution and delivery of a release in a form satisfactory to the Company. Your employment shall automatically terminate upon your death or disability, as determined by the Board of Directors.

Your position with the Company will be that of Chairman and Chief Executive Officer, reporting to the Board of Directors.

The base salary for your position will be $1,000,000 per year, and will be subject to annual review for increase at the discretion of the Board of Directors. In addition, you will be eligible for an Annual Incentive with a target award of 100% of your base salary. For the years 2000 and 2001 this award will be no less than $1,300,000. You will also become a participant in the Company's Long Term Incentive Plan, on a prorated basis, for the 1998-2000 and 1999-2001 performance periods. Your entitlement to payment of the Annual Incentive award and the Long-Term Incentive Plan award upon your termination of employment shall be governed by the terms of the Officers Severance Plan.

As a result of your election to the Board of Directors on October 7, 1999, you have been awarded a stock option grant of 1,000,000 shares. This grant will have an exercise price equal to the Fair Market Value of the Company's common stock on October 6. These options will vest in three equal installments on October 7, 2000, October 7, 2001, and October 7, 2002.

Mr. Frederic M. Poses
Page 2

Upon the commencement of your employment you will be awarded 250,000 restricted shares of the Company's common stock, with vesting of such shares occurring in three equal installments on January 1, 2003, January 1, 2004, and January 1, 2005. You should consult with your financial advisor regarding the advisability of making an 83(b) election with respect to the grant of these restricted shares within the appropriate 30-day period.

In the event the Company terminates your employment for reasons other than "Cause" (as defined in the Stock Incentive Plan) prior to the vesting of any of the aforementioned stock options, such vesting will be accelerated to coincide with the date of such termination of employment. The exercise period with regard to any such accelerated vested options or shares shall be governed by the terms of the Stock Incentive Plan. In the event the Company terminates your employment for reasons other than "Cause" (as defined in the Stock Incentive Plan) prior to the vesting of any of the aforementioned restricted shares, you will be entitled to receive such shares upon their originally scheduled vesting dates. If termination of your employment is for "Cause" you will forfeit any right to unvested stock options and/or restricted stock.

You hereby agree that during the term of your employment, and at all times thereafter, you shall not use any confidential business materials or information of the Company or any affiliate or any trade or proprietary information of the Company or any affiliate other than in the course of your employment with the Company.

You further agree that during your term of employment and for one year thereafter if you resign or are terminated for cause you shall not engage in, or have any ownership interest in or financial participation in, or be employed by, or offer services to, any business that competes with the business then conducted by the Company.

You agree that during your term of employment and for one year thereafter, you shall not, directly or indirectly, solicit any employee of the Company or its affiliates to terminate his or her employment. You represent that you have the full authority to execute this agreement and that you are not a party to any other agreement or obligation that would conflict with your duties and responsibilities hereunder.

Your participation in the Company's Supplemental Executive Retirement Plan will commence January 1, 2000, and the five-year service requirement for vesting will be waived. As a result you will begin immediate vesting of any benefit payable under such plan.

Mr. Frederic M. Poses
Page 3

In addition to the above, you shall become eligible to participate in, and be governed by, the various benefit plans and policies, applicable to the senior executives of the Corporation, and perquisites traditionally made available to the Chief Executive Officer of the Company.

This agreement represents the full agreement of the parties and supersedes any and all previous discussions and negotiations.


Dated: October  13 , 1999            Compensation Committee
Piscataway, NJ



                                      BY:/s/ R.W. Parsons
                                      Title: Chairman of Compensation
                                                 Committee



                                      /s/ Frederic M. Poses
                                          Executive